Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-61035 and 33-39873 of Cascade Natural Gas Corporation and subsidiaries on Form S-8 of our report dated June 17, 2005 appearing in the Annual Report on Form 11-K of Cascade Natural Gas Corporation Employee Retirement Savings Plan and Trust for the year ended December 31, 2004.

Seattle, Washington

June 28, 2005